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                                                                    EXHIBIT 99.1

                       RELEVANT PORTIONS OF SCRIPT OF CFO
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                    FOR ANALYST AND INVESTOR CONFERENCE CALL
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Given the current economic environment WESCO has initiated actions to replace the current senior secured revolving line of credit with a $250 million asset backed revolving line of credit which should be closed on by the end of this month. This line of credit which is based on the Company's favorable asset structure provides longer term, better liquidity and increased flexibility for the Company as it relates to acquisitions, potential share repurchases as well as flexibility for various organizational structure changes conducive for tax planning and effective rate reduction strategies.

Additionally, we are also exploring a 7-10 year term real estate backed financing to better match the longer-term character of owned real estate, to lock in attractive fixed interest rates, and provide additional liquidity and flexibility for the Company.

OUTLOOK
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1.   Our expectation for 2002 economic activity is a continuation of recent sales levels. Our plans are based on the next two to three quarters being in line with activity seen in last few months, with a mild rebounding late in the year. Thus we expect to see sales for the year down 2-4% from 2001.

2. We expect to achieve further expansion on billing margin as Company-wide initiatives are continued in this important area. These gains will help offset the reduction in supplier rebates and cash discounts experienced in 2001. Gross margins for the year are expected to improve to the mid 18% by year-end and average around 18.2% for the year.

     We will expect to maintain or further reduce our absolute dollar spending in SG&A as we work on cost containment in all areas. Payroll reductions and staff rebalancing remain a priority along with dealing with increasing freight costs. For the year we would expect the SG&A expense rate to average 14.1-14.3% similar to 2001.

     Staff reductions totaling in excess of 100 positions will occur during the first quarter.

3. Working capital will likely increase in the first quarter as reductions in accounts receivable and inventory are more than offset by reductions in accounts payable. We expect to see positive Free Cash flow for the year. We remain particularly sensitive to accounts receivable terms and exposure.

4. Capital expenditures for 2002 are anticipated to be in the $12-15 million range, which would be in line with 2001 expenditures.

5. Given anticipated sales and operational improvements earning expectations for the year are for a 70-90% improvement over 2001, or $0.75 - $0.82 per share, including the impact of FAS 142 - amortization of goodwill.